Exhibit 99.1
Novo Energies Corporation Licenses Immunovative Therapies, Ltd.’s New Generation of Immunotherapy

NEW YORK, NY -- (Marketwire) – December 15, 2011 -- Novo Energies Corporation (“Novo”) (OTCBB: NVNC) today announced that it has signed an exclusive License Agreement (the "License Agreement") with Immunovative Therapies, Ltd. ("Immunovative"), an Israeli biopharmaceutical company, developing a new class of immunotherapy drugs designed to harness the power of the immune system to treat cancer.

Immunovative has 10 U.S. patents granted, 15 U.S. patents pending and 26 corresponding applications pending internationally and has in-licensed a patent from the University of Arizona related to an individualized cancer vaccine using Chaperone Enriched Cell Lysate (CRCL). Immunovative has two experimental immunotherapy products for the treatment of cancer in clinical development: AlloStimTM and AlloVaxTM ("Product Candidates") covered by these patents and patent applications.  Under the terms of the License Agreement, Novo has been granted an exclusive, worldwide license to commercialize any products covered under Immunovative's current issued and pending patent application portfolio, as well as the rights to any future patent applications, including improvements or modifications to the existing applications and any corresponding improvements or new versions of the existing products. The license also includes the right to charge fees for sublicensing to third parties by indication and territory.

Immunotherapy is a new modality for cancer treatment that may hold great promise for becoming a new class of therapy for cancer treatment that features minimal toxicity and works together with or replaces current treatment methods.  Many past immunotherapy/cancer vaccines have had disappointing clinical results. Immunovative has developed a new generation of immunotherapy that has been reversed engineered from a human anti-tumor immune mechanism already known to be clinically effective. Research physicians have stated that the most powerful anti-tumor immune effect ever discovered for human cancer is the immune effect that occurs after a low intensity bone marrow/stem cell transplant with cells from a matched tissue donor ("Mini-Transplant").  This immune effect is called the graft vs. tumor ("GVT") effect.  The GVT effect has been shown in numerous clinical studies to be capable of killing cancers that are refractory to standard treatments.  However, the clinical application of this powerful GVT effect is limited by the severe and often lethal side effect of the Mini-Transplant procedure called graft vs. host disease ("GVHD"), where the transplanted cells attack and kill normal tissues of the host.

Immunovative has developed a patented cell product candidate called AlloStim™ that is designed to elicit the same GVT anti-tumor mechanism as occurs in the Mini-Transplant procedure without the GVHD toxicity. AlloStimTM also is designed to mediate these effects without the need for chemotherapy pre-conditioning or a matched tissue donor, as is required for the Mini-Transplant protocol.  Immunovative has published the pre-clinical proof-of-concept data supporting this novel mechanism of action and has human clinical data available from an FDA-cleared Phase I/II clinical trial.  The clinical data is currently being prepared for submission to a peer reviewed scientific journal.

AlloVaxTM is an individualized cancer vaccine based upon the use of proteins called "chaperone proteins" or "heat shock proteins" that are purified from a sample of a patient's tumor. These chaperone proteins are known to carry tumor antigens, which are necessary for the immune system to identify the tumor and develop a lethal response to the tumor cells wherever they reside in the body.  In published pre-clinical studies, scientists at the University of Arizona demonstrated that the combination of these chaperone proteins with AlloStimTM had a stronger anti-tumor effect than either one alone.  In addition, it was shown that the combination had a novel mechanism of action, capable of shutting down the ability of the body's immune system to suppress immune attack on the tumor cells.  AlloVaxTM is designed to be used after surgical resection of a primary tumor to prevent tumor recurrence, but may also be used in advanced disease settings where no standard treatment options are available.

Dr. Michael Har-Noy, Founder and Chief Executive Officer of Immunovative stated: “Harnessing the power of the immune system holds one of the greatest potentials for winning the battle against cancer.  Immunotherapy with living immune cells is an emerging modality for cancer treatment that holds promise to provide cancer patients with anti-tumor benefits without the side-effects of current therapies. This class of therapy has the potential to work together with or replace current treatment methods. We have spent the last six months working closely with Novo on consummating this License Agreement. Our team looks forward to a long term, mutually beneficial relationship with Novo and its shareholders.  We now plan to combine our skills so we can continue the clinical testing and advancement of our lead product candidates, AlloStimTM and AlloVaxTM, toward the goal of marketing approval.”

"Licensing this important asset is consistent with Novo’s strategy to transform the Company into a leader in the cancer therapy area,” stated Antonio Treminio, President and Chief Executive Officer of Novo.  "We are encouraged to have secured a high-quality, late-stage asset from a world-class partner.  Immunovative's Product Candidates have significant potential not only to be a financial success, but also to make a significant difference in the lives' of cancer patients with unmet medical needs.  We look forward to collaborating with Immunovative to advance the technology and assist in bringing these important Product Candidates to the market."

You can find a more in-depth summary of the License Agreement in our Current Report filed on Form 8-K today with the U.S. Securities and Exchange Commission as well as a full copy of the License Agreement attached thereto.  The License Agreement and potential merger is a result of the renegotiation of the Memorandum of Understanding between Novo and Immunovative by which Novo agreed to acquire a subsidiary of Immunovative as announced on May 19, 2011.  On September 29, 2011, Immunovative informed Novo that it received a letter from the U.S. Department of Health & Human Services, Food & Drug Administration (the "FDA"), dated September 26, 2011, in which the FDA proposed to terminate the Investigational New Drug Application ("IND") related to AlloStimTM.  On October 3, 2010, Novo voluntarily retracted the May 19, 2011 press release.

On November 14, 2011, Immunovative held a meeting with the FDA at their offices in Bethesda, Maryland. At that meeting, Immunovative presented the FDA with an oral and written point-by-point response to all the issues raised by the FDA in the letter of September 26, including 3 volumes of supporting documents. Immunovative subsequently filed reports containing the results of validation studies that were conducted and aimed at resolving the remaining outstanding issue that resulted in a clinical hold.  Immunovative intends to continue to cooperate and work with the FDA to try to understand and resolve any remaining issues.  The FDA is now studying the information submitted by Immunovative and has not yet made a determination on the status of the IND.

About Immunovative Therapies, Ltd.:
Immunovative Therapies, Ltd. is an Israeli biopharmaceutical company that was founded in May 2004 with financial support from the Israel Office of the Chief Scientist.  Immunovative is a graduate of the Misgav Venture Accelerator, a member of the world-renowned Israel technological incubator program.  The company was the Misgav Venture Accelerator's candidate for the prize for the outstanding incubator project of 2006, awarded by the Office of the Chief Scientist.  Immunovative specializes in the development of novel immunotherapy drug products that incorporate living immune cells as the active ingredients for treatment of cancer and infectious disease.  Please visit Immunovative’s website at: www.immunovative.co.il

About Novo Energies Corporation:
Novo Energies Corporation is in the process of transforming into the cancer therapy area and intends to institute a name and symbol change to better reflect the new direction of the Company. The name and symbol change are not conditions to the License Agreement.

DISCLAIMER

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products.  Such forward-looking statements are based on present circumstances and on Novo's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which Novo has little or no control.  Such forward-looking statements are made only as of the date of this release, and Novo assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in Novo's Form 10-K for its fiscal year ended March 31, 2011, and other documents filed from time to time by Novo with the Securities and Exchange Commission.

For more information, please contact:

Mr. Antonio Treminio
Chairman & Chief Executive Officer
Novo Energies Corporation
New York: +1-212-315-9705
Montreal: +1-514-840-3697
Email: atreminio@mac.com

Dr. Michael Har-Noy
Founder & Chief Executive Officer
Immunovative Therapies, Ltd.
Israel Tel: +972-2-6506288
US Tel: +1-760-444-9040
Email: info@immunovative.co.il